Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

DTE Energy Company

DTE Electric Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type (1)	Security Class Title (1)	Fee Calculation or Carry Forward Rule (2)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate (2)	Amount of Registration Fee (2)

Newly Registered Securities

Fees to Be Paid	Equity	DTE Energy Co. Common Stock	Rule 456(b) and Rule 457(r)

	Debt	DTE Energy Co. Debt Securities	Rule 456(b) and Rule 457(r)

	Other	DTE Energy Co. Stock Purchase Contracts	Rule 456(b) and Rule 457(r)

	Other	DTE Energy Co. Stock Purchase Units	Rule 456(b) and Rule 457(r)

	Debt	DTE Electric Co. Debt Securities	Rule 456(b) and Rule 457(r)

Fees Previously Paid	N/A

Carry Forward Securities

Carry Forward Securities	N/A

Total Offering Amounts

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

(1)	This registration statement also covers debt securities and common stock which may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder.
(2)

An indeterminate aggregate offering price or number of securities are being registered as from time to time may be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r), the registrants are deferring payment of the entire registration fee subject to the conditions set forth in such rules.